Exhibit 99.1

FOR IMMEDIATE RELEASE

HomeAway, Inc. Reports Second Quarter 2012 Financial Results

–     Total revenue of $71.6 million, up 22.0% year-over-year; or up 26.3% on an FX neutral basis

–     Adjusted EBITDA of $20.8 million, up 14.5% year-over-year

–     TTM Free Cash Flow generation of $75.7 million, up 34.1% year-over-year

Austin, Texas – July 25, 2012 – HomeAway, Inc. (NASDAQ: AWAY), the world’s largest online marketplace for vacation rentals, today reported its financial results for the second quarter ended June 30, 2012.

Management Commentary

“The second quarter marked a continuation of HomeAway’s strong financial results, with 26% revenue growth year-over-year on an FX neutral basis,” said Brian Sharples, Chief Executive Officer of HomeAway®. “Contributing to the strength of our performance is the ongoing expansion of our global marketplace that reached nearly 736,000 paid listings at quarter-end. At the same time, we continue to drive the monetization of our paid listings through the introduction of value-added products and services. We also continue to see strong performance of our tiered pricing model on HomeAway.com in the U.S. with overall adoption rates continuing to accelerate. We look forward to the transition of VRBO.com to our common platform later this summer and the benefits created from achieving critical mass in paid listings and visits. A common platform will enable us to create a range of products and services to benefit owners, managers and travelers, alike.”

Second Quarter 2012 Financial Highlights

•

Total revenue increased 22.0% to $71.6 million from $58.7 million in the second quarter of 2011. On an FX neutral basis, year-over-year revenue growth would have been 4.3% higher, or 26.3%. Growth in total revenue primarily reflects an increase in new listings and the benefit of ancillary product and service revenue, partially offset by a slight decline in average revenue per listing.

•	Listing revenue increased 18.1% to $60.2 million from $51.0 million in the second quarter of 2011, and 22.8% on an FX neutral basis.

•	Adjusted EBITDA increased 14.5% to $20.8 million from $18.2 million in the second quarter of 2011. As a percentage of revenue, Adjusted EBITDA was 29.1%.

•

Free cash flow increased 6.4% to $18.0 million from $17.0 million in the second quarter of 2011. On a trailing twelve month basis, free cash flow increased 34.1% to $75.7 million from $56.4 million in the comparable trailing twelve month period for the prior year.

•

Net income attributable to common stockholders was $2.9 million, or $0.03 per diluted share, compared to a net loss attributable to common stockholders of $6.7 million or $0.17 per diluted share in the second quarter of 2011. The measures of net loss attributable to common stockholders and of net loss attributable to common stockholders per diluted share for 2011 includes the negative impact of cumulative preferred stock dividends and discount accretion, which represented $8.8 million, or $0.22 per diluted share. Following the completion of HomeAway’s initial public offering last year, there has been no preferred stock outstanding subsequent to the third quarter of 2011. As such, there is no such similar impact on these measures for the comparable period in 2012.

•	Pro forma net income was $9.5 million, or $0.11 per diluted share compared to pro forma net income of $8.3 million, or $0.21 per diluted share in the second quarter of 2011.

•	Cash, cash equivalents and short-term investments as of June 30, 2012 were $221.3 million, or approximately $2.61 per diluted share.

Key Business Metrics

•	Paid listings were 735,921, a year-over-year increase of 17.4% from 626,661 at the end of the second quarter of 2011.

•

Average revenue per listing during the second quarter was $336, a 0.9% decline from $339 during the second quarter of 2011. Excluding the impact of FX and pay-per-lead listings, average revenue per listing would have been up 6.1%.

•

Renewal rate was 75.3% at the end of the second quarter, compared to 76.2% at the end of the second quarter of 2011. Continued improvements in the user experience combined with increased adoption in auto-renew, particularly in Europe, are expected to result in long-term improvements to renewal rates.

•	Visits were 159.2 million during the second quarter, according to the Company’s internal metrics, an increase of 20.3% year-over-year.

Corporate Developments

In May 2012, HomeAway announced the acquisition of Top Rural S.L. (dba Toprural®), the leading site for independently-owned rural accommodations in Southern Europe, in an all cash transaction valued at $19.3 million. The acquisition of Toprural further broadens HomeAway’s reach within the European market and solidifies its market leadership in Spain.

Business Outlook

HomeAway management currently expects to achieve the following results for its third quarter ending September 30, 2012, as follows:

Third Quarter 2012

•	Total revenue is expected to be in the range of $72.8 to $73.6 million.

•	Adjusted EBITDA is expected to be in the range of $22.6 to $22.9 million.

For the year ending December 31, 2012, HomeAway management is adjusting its outlook due to FX as follows:

Full Year 2012

•	Total revenue is expected to be in the range of $278.6 to $280.6 million.

•	Adjusted EBITDA is expected to be in the range of $79.4 to $80.4 million.

The above statements are based on current expectations and actual results may differ materially as explained in the “Cautionary Statement Regarding Forward-looking Statements” below. Information about HomeAway’s use of non-GAAP financial measures and key business metrics is provided below under the captions “Use of Non-GAAP Financial Measures” and “Use of Key Business Metrics.”

Conference Call & Webcast Information

HomeAway will host a conference call to review and discuss its second quarter 2012 results today at 4:30 p.m. Eastern Time / 3:30 p.m. Central Time. To participate in the conference call, investors should join ten minutes prior to the scheduled start time. Callers in the United States and Canada should join by dialing (877) 407-0789, passcode 397231. Callers outside the United States and Canada should join by dialing (201) 689-8562, passcode 397231. In addition, a live webcast of the call will be accessible through the Investor Relations section of HomeAway’s® website at http://investors.homeaway.com and will be archived online for 60 days upon completion of the conference call. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 7:30 p.m. Eastern Time / 6:30 p.m. Central Time on July 25, 2012 until 11:59 p.m. Eastern Time / 10:59 p.m. Central Time on August 8, 2012 by dialing (877) 870-5176, passcode 397231, in the United States and Canada or (858) 384-5517 outside the United States and Canada, passcode 397231.

About HomeAway

HomeAway, Inc., based in Austin, Texas, is the worldwide leader in online vacation rentals, with sites representing approximately 735,000 paid listings of vacation rental homes throughout 168 countries. Through HomeAway, owners and property managers offer an extensive selection of vacation homes that provide travelers with memorable experiences and benefits, including more room to relax and added privacy, for less than the cost of traditional hotel accommodations. The company also makes it easy for vacation rental owners and property managers to advertise their properties and manage bookings online. The HomeAway portfolio includes the leading vacation rental websites HomeAway.com, VRBO.com and VacationRentals.com in the United States; HomeAway.co.uk and OwnersDirect.co.uk in the United Kingdom; HomeAway.de in Germany; Abritel.fr and Homelidays.com in France; HomeAway.es and Toprural.es in Spain; AlugueTemporada.com.br in Brazil; and HomeAway.com.au in Australia.

In addition, HomeAway operates BedandBreakfast.com, the most comprehensive global site for finding bed-and-breakfast properties, providing travelers with another source for unique lodging alternatives to chain hotels. For more information about HomeAway, please visit www.HomeAway.com.

Cautionary Statement Regarding Forward-looking Statements

This press release contains “forward-looking” statements, subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which are based on HomeAway management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include information concerning HomeAway’s expected, possible or assumed future results of operations, business outlook, potential business strategies, ability to expand the size and scope of HomeAway’s reach, ability to distribute value-added services across HomeAway’s online marketplace, ability to optimize our platform efficiently, ability to introduce new products and services and the benefits of new products and services, ability to continue to improve renewal rates and potential market opportunities.

Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “continues,” “plans,” “believes,” “expects,” “anticipates,” “could,” “look forward to,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause HomeAway’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to the following: (a) HomeAway’s inability to continue to attract and maintain a critical mass of property listings and travelers, (b) a decrease in renewal of listings, (c) HomeAway’s inability to effectively manage its growth, (d) HomeAway’s inability to increase sales to existing property owners and managers and attract new ones, (e) changes in HomeAway’s pricing policies or those of its competitors, (f) HomeAway’s inability to effectively integrate acquired businesses successfully, (g) the impact of general economic conditions, (h) fluctuations in foreign exchange rates, (i) HomeAway’s inability to introduce successful new products and services and (j) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), including HomeAway’s most recent 10-K, filed on March 29, 2012 and HomeAway’s most recent 10-Q, filed on May 5, 2012. All information provided in this press release is as of the date hereof and, except as required by law, HomeAway assumes no obligation to update this information, even if new information becomes available in the future.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures: Adjusted EBITDA, free cash flow and pro forma net income. Adjusted EBITDA, free cash flow and pro forma net income are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. HomeAway defines Adjusted EBITDA as its net income (loss) plus depreciation; amortization of intangible assets; interest expense, net; income tax expense (benefit); stock-based compensation expense, all net of any foreign exchange income or expense. HomeAway defines free cash flow as its cash provided by operating activities, adjusted for cash interest expense and excess tax benefit from stock-based compensation, and subtracting capital expenditures. For the purpose of calculating free cash flow, HomeAway considers purchases of property, equipment, tenant improvements for its offices, and software licenses (including costs associated with internally developed software) as capital expenditures. HomeAway defines pro forma net income as its net income (loss) plus the after-tax effect of stock-based compensation expense and amortization of intangible assets, utilizing an effective tax rate of 35%. The income tax effect of adjustments to pro forma net income assists investors in understanding the tax provision related to those adjustments and the effective tax rate of 35% related to ongoing operations.

HomeAway management believes that the use of Adjusted EBITDA, free cash flow and pro forma net income are useful to investors in evaluating its operating performance for the following reasons:

•

HomeAway management uses Adjusted EBITDA, free cash flow and pro forma net income in conjunction with GAAP financial measures as part of its assessment of its business and in communications with its board of directors concerning its financial performance;

•

Adjusted EBITDA, free cash flow and pro forma net income provide consistency and comparability with HomeAway’s past financial performance, facilitate period-to-period comparisons of operations, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results;

•

Securities analysts use Adjusted EBITDA, free cash flow and pro forma net income as supplemental measures to evaluate the overall operating performance of companies, and HomeAway management anticipates that its investor and analyst presentations will include Adjusted EBITDA, free cash flow and pro forma net income; and

•

Adjusted EBITDA excludes non-cash charges, such as depreciation, amortization and stock-based compensation, because such non-cash expenses in any specific period may not directly correlate to the underlying performance of HomeAway’s business operations and can vary significantly between periods.

Adjusted EBITDA, free cash flow and pro forma net income should not be reviewed in isolation. Investors should consider them in addition to, and not as substitutes for, measures of HomeAway’s financial performance reported in accordance with GAAP. HomeAway’s Adjusted EBITDA, free cash flow or pro forma net income may not be comparable to similarly titled measures of other companies because other companies may not calculate such measures in the same manner as HomeAway does. Adjusted EBITDA, free cash flow and pro forma net income have limitations as analytical tools. As an example, although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often need to be replaced in the future, and Adjusted EBITDA, free cash flow and pro forma net income do not reflect any cash requirements for these replacements. In addition, none of these measures reflect future requirements for contractual obligations.

Further limitations of Adjusted EBITDA include:

•	this measure does not reflect changes in working capital;

•	this measure does not reflect interest income or interest expense; and

•	this measure does not reflect cash requirements for income taxes.

Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP measures used in this press release are included at the end of this release.

Use of Key Business Metrics

A paid listing is defined by HomeAway as a fee to list a property advertisement on one or more websites in its marketplace. A paid listing allows a property owner or manager to include a description of the property, along with location, pricing, availability, a specified number of photos and contact information. Most listings are sold on a subscription basis, and some listing packages may include listings on more than one of HomeAway’s websites. When purchased at the same time in one bundle, HomeAway counts this as one paid listing.

Average revenue per listing is computed by HomeAway as listing revenue for the period divided by the average of paid listings at the beginning and end of the period and then annualizing the result. The price of listings varies by website and can include various additional fees associated with listing enhancements. The average revenue per listing may fluctuate based on the timing and nature of acquisitions, impacting the number of average paid listings for a given period; changes in HomeAway’s base pricing; uptake of listing enhancements; changes in the pricing of enhancements; changes in brand and listing type mix; and the impact of foreign exchange rates on HomeAway’s listing revenue outside of the United States.

The renewal rate for HomeAway’s subscription listings at the end of any period is defined as the percentage of those paid listings that were active at the end of the period ended twelve months prior that are still active as of the end of the reported period. HomeAway includes most brands in its calculation of renewal rate. Subscriptions to BedandBreakfast.com and Toprural.es remain excluded until HomeAway can further develop its database system.

HomeAway, Inc.

Condensed Consolidated Statements of Income

(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue:
Listing	$60,241	$50,997	$114,209	$96,168
Other	11,375	7,684	21,510	14,480

Total revenue	71,616	58,681	135,719	110,648
Costs and expenses:
Cost of revenue (exclusive of amortization shown separately below)	11,295	8,651	21,827	17,109
Product development	10,324	8,428	20,026	15,439
Sales and marketing	24,074	20,616	48,808	43,278
General and administrative	14,652	11,412	27,489	21,686
Amortization expense	3,282	2,937	5,730	5,800

Total costs and expenses	63,627	52,044	123,880	103,312

Operating income	7,989	6,637	11,839	7,336
Other income (expense):
Interest expense	—	10	—	—
Interest income	240	59	409	116
Other expense, net	(1,582)	(322)	(2,310)	(389)

Total other income (expense)	(1,342)	(253)	(1,901)	(273)

Income before income taxes	6,647	6,384	9,938	7,063
Income tax expense	(3,791)	(4,216)	(4,681)	(3,362)

Net income	2,856	2,168	5,257	3,701
Cumulative preferred stock dividends and discount accretion	—	(8,819)	—	(17,884)

Net income (loss) attributable to common stockholders	$2,856	$(6,651)	$5,257	$(14,183)

Net income (loss) per share attributable to common stockholders:
Basic and diluted	$0.03	$(0.17)	$0.06	$(0.36)

Weighted average number of shares outstanding:
Basic	82,262	39,519	81,816	39,232
Diluted	84,737	39,519	84,638	39,232

HomeAway, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$134,701	$118,208
Short-term investments	86,550	65,748
Accounts receivable, net of allowance for doubtful accounts of $483 and $425 as of June 30, 2012 and December 31, 2011, respectively	17,310	15,929
Income tax receivable	183	—
Prepaid expenses and other current assets	6,176	5,680
Restricted cash	275	1,039
Deferred tax assets	4,078	4,090

Total current assets	249,273	210,694
Property and equipment, net	32,182	25,865
Goodwill	308,842	301,015
Intangible assets, net	65,598	61,515
Restricted cash	237	244
Deferred tax assets	3,322	1,794
Other non-current assets	15,838	3,504

Total assets	$675,292	$604,631

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,468	$3,102
Income tax payable	10,038	6,283
Accrued expenses	29,775	26,931
Deferred revenue	128,917	101,955
Deferred tax liabilities	86	92

Total current liabilities	173,284	138,363
Deferred revenue, less current portion	2,418	2,608
Deferred tax liabilities	16,336	16,224
Other non-current liabilities	8,625	6,427

Total liabilities	200,663	163,622

Commitments and contingencies
Stockholders’ equity
Common stock	8	8
Additional paid-in capital	589,115	558,667
Accumulated other comprehensive loss	(8,565)	(6,480)
Accumulated deficit	(105,929)	(111,186)

Total stockholders’ equity	474,629	441,009

Total liabilities and stockholders’ equity	$675,292	$604,631

HomeAway, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities
Net income	$5,257	$3,701
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,089	4,009
Amortization of intangible assets	5,730	5,800
Amortization of premiums on securities and other	1,149	29
Stock-based compensation	12,146	11,215
Excess tax benefit from stock-based compensation	(2,530)	(341)
Deferred income taxes	(4,594)	2,140
Net realized/unrealized foreign exchange (gain) loss	914	(1,847)
Realized loss on foreign currency forwards	705	2,318
Changes in operating assets and liabilities, net of assets and liabilities assumed in business combinations:
Accounts receivable	(929)	(3,462)
Income tax receivable	(138)	(2,035)
Prepaid expenses and other assets	(6,660)	(2,150)
Accounts payable	1,281	(1,915)
Accrued expenses	2,531	(689)
Income tax payable	6,296	1,811
Deferred revenue	26,418	22,097
Deferred rent and other non-current liabilities	2,274	(214)

Net cash provided by operating activities	54,939	40,467

Cash flows from investing activities
Cash paid for businesses acquired, net of cash acquired	(16,207)	(4,698)
Change in restricted cash	758	1,807
Cash paid for trademarks and other assets acquired	(155)	(129)
Cash paid for non-marketable equity investment	(6,446)	—
Purchases of short-term investments	(41,460)	—
Proceeds from sales and maturities of marketable securities and other	19,664	6,000
Net settlement of foreign currency forwards	(705)	(2,318)
Purchases of property and equipment	(11,272)	(5,785)

Net cash used in investing activities	(55,823)	(5,123)

Cash flows from financing activities
Proceeds from exercise of options to purchase common stock	15,772	2,310
Excess tax benefit from stock-based compensation	2,530	341

Net cash provided by financing activities	18,302	2,651

Effect of exchange rate changes on cash	(925)	1,992

Net increase in cash and cash equivalents	16,493	39,987
Cash and cash equivalents at beginning of period	118,208	65,697

Cash and cash equivalents at end of period	$134,701	$105,684

HomeAway, Inc.

Schedule of Non-GAAP Reconciliations

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income	$2,856	$2,168	$5,257	$3,701
Add:
Depreciation and amortization	5,916	5,012	10,819	9,809
Stock-based compensation	6,948	6,518	12,146	11,215
Interest expense	—	(10)	—	—
Interest income	(240)	(59)	(409)	(116)
Foreign exchange expense	1,541	330	2,292	435
Income tax expense (benefit)	3,791	4,216	4,681	3,362

Adjusted EBITDA	$20,812	$18,175	$34,786	$28,406

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Cash provided by operating activities	$21,579	$19,493	$54,939	$40,467
Excess tax benefit from stock-based compensation	1,927	100	2,530	341
Capital expenditures	(5,463)	(2,634)	(11,272)	(5,785)

Free cash flow	$18,043	$16,959	$46,197	$35,023

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income	$2,856	$2,168	$5,257	$3,701
Add:
Stock-based compensation	6,948	6,518	12,146	11,215
Amortization expense	3,282	2,937	5,730	5,800
Related tax effect	(3,581)	(3,309)	(6,257)	(5,955)

Pro forma net income	$9,505	$8,314	$16,876	$14,761

HomeAway, Inc.

Supplemental Financial Information

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Stock-based compensation:
Cost of revenue	$495	$503	$911	$889
Product development	1,204	1,333	2,435	2,336
Sales and marketing	2,039	1,815	3,309	3,181
General and administrative	3,210	2,867	5,491	4,809

Total	$6,948	$6,518	$12,146	$11,215

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Depreciation:
Cost of revenue	$887	$652	$1,706	$1,302
Product development	571	463	1,120	882
Sales and marketing	825	692	1,591	1,328
General and administrative	351	268	672	497

Total	$2,634	$2,075	$5,089	$4,009

Investor Contact:

HomeAway Investor Relations

(512) 505-1700

investors@homeaway.com

or Addo Communications at (310) 829-5400

Media Contact:

Eileen Buesing

Senior Director of Global Public Relations, HomeAway, Inc.

(512) 493-0375

ebuesing@homeaway.com

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